UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	04-2882273
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

400 Wood Road, Braintree, Massachusetts 02184   (781) 848-7100
(Address and telephone number of Principal Executive Offices)
Haemonetics Corporation
2005 Long-Term Incentive Compensation Plan
(Full Title of the Plan)
Sandra Jesse, Vice President and Chief Legal Officer
Haemonetics Corporation
400 Wood Road
Braintree, Massachusetts  02184
(781) 848-7100
(Name, address and telephone number of agent for service)
Copy to:
Lloyd Spencer
Nixon Peabody LLP
401 9th Street, N.W., Suite 900
Washington, D.C. 20004-2128

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, $.01 par value
Shares Not Previously Registered(2)	2,936,894	$69.68	$204,642,773.92	$23,452.06

(1)             Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Plan to which this Registration Statement relates.
(2)            The registration fee has been calculated with respect to 2,936,894 shares registered on the basis of the average price of $69.68 on the New York Stock Exchange on May 30, 2012.

This Registration Statement is being filed solely for the purpose of registering 2,936,894 additional shares of common stock of Haemonetics Corporation issuable pursuant to the 2005 Long Term Incentive Plan (the "2005 Plan"). A total of 3,100,000 shares of common stock were previously registered on Form S-8 (Registration No. 333-136839) and a total of 1,475,566 were previously registered on Form S-8 (Registration No. 333-159434). Pursuant to instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (Registration No. 333-136839) and the contents of the Registration Statement on Form S-8 (Registration No. 333-159434) are herein incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference
The Registrant hereby incorporates by reference the documents listed in (a) through (c) below.  In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
(a)         The Registrant's Annual Report on Form 10-K filed on May 22, 2012 for the fiscal year ended March 31, 2012.
(b)         The Registrant's Current Reports on Form 8-K filed on April 10, 2012, April 30, 2012 and May 3, 2012 ; and
(c)         The description of the securities contained in the Registrant's registration statement on form S-1 (Registration No. 33-39490), including any amendment or report filed for the purpose of updating such description.
Item 4.   Description of Securities
Inapplicable
Item 5.   Interests of Named Experts and Counsel
The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Sandra Jesse, Vice President and Chief Legal Officer of Haemonetics Corporation.  Ms. Jesse holds Restricted Stock Units and options to purchase Common Stock.
Item 6.  Indemnification of Directors and Officers
The Company's officers and directors are and will be indemnified against certain liabilities under (i) Massachusetts law, (ii) the Company's Restated Articles of Organization (“Articles of Organization”) and (iii) the Company's Amended and Restated By-laws (“By-laws”). In addition, the Company has indemnification agreements with each of its directors and maintains directors' and officers' liability insurance.
The Articles of Organization
The Articles of Organization provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for any matter in respect of which the director shall be liable under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or any amendment or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he/she (i) shall have breached his/her duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit.
Massachusetts Law
In 2004, Chapter 156B of the Massachusetts General Laws was replaced by Chapter 156D, the Massachusetts Business Corporation Act ("MBCA"), which authorizes indemnification as described below.
Section 2.02(b)(4) of the MBCA provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liabilities involving (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.
Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if (1) (i) such individual conducted himself/herself in good faith, (ii) such individual reasonably believed that his/her conduct was in the best interest in the corporation or that his/her conduct was at least not opposed to the best interest of the corporation, and (iii) in the case of any criminal proceeding, such individual had no reasonable cause to believe that his/her conduct was unlawful or (2) such individual engaged in conduct for which he/she shall not be liable under a provision of the Articles of Organization authorized by Section 2.02(b)(4) of the MBCA.
Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he/she was a director of the corporation against reasonable expenses incurred by him/her in connection with the proceeding.
Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he/she is an officer of the corporation to the same extent as a director and, if he/she is an officer but not a director, to such further extent as may be provided by the articles of organization, by-laws or a resolution of the board of directors or contract, except for liability rising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.
The By-Laws
The Company's By-laws contain provisions which implement the indemnification provisions of the Articles of Organization, including each director's and officer's rights to indemnification in connection with each proceeding in which he or she is involved as a result of his or her serving as a director or officer. These provisions do not apply if the director or officer has been adjudicated to not have acted in good faith in the reasonable belief that his or her action was in the best interests of the Corporation or to the extent that such proceeding relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
Indemnification Agreements
The Company has entered into indemnification agreements with each of its directors. The indemnification agreements require the Company to indemnify the director against any expenses or liabilities incurred in connection with any proceeding in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was a director of the Company or by any reason of any action taken by or omitted to be taken by the director while acting as a director of the Company. However, the Company is only obligated to provide indemnification under the indemnification agreements if: (i) the director was acting in good faith and in a manner the director reasonably believed to be in the best interests of the Company, and, with respect to any criminal action, the director had no reasonable cause to believe the director's conduct was unlawful; (ii) the claim was not made to recover profits by the director in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute or similar law; (iii) the claim was not initiated by the director; (iv) the claim was not covered by applicable insurance; or (v) the claim is permitted by applicable law. Each director has undertaken to repay the Company for any costs or expenses paid by the Company if it is ultimately determined that the director is not entitled to indemnification under the indemnification agreements.
Item 7.   Exemption from Registration Claimed
Inapplicable
Item 8.   Exhibits

Number	Description

4A	Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan (filed as Exhibit 10Z to the Company's Form 10-Q for the quarter ended September 26, 2009 and incorporated herein by reference).

4B	Amendment to the 2005 Long Term Incentive Compensation Plan (filed as Item 2 in the Company's 2011 Definitive Proxy Statement and incorporated herein by reference).

5	Opinion of Sandra Jesse, Vice President and Chief Legal Officer of Haemonetics Corporation, as to legality of shares being registered and consent.

23	Consent of Ernst & Young LLP, independent registered public accounting firm.

24	Power of Attorney (included in the signature page to this Registration Statement).
Item 9.   Undertakings
The undersigned Registrant hereby undertakes the following:
(a)               The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Braintree, Massachusetts on June 1, 2012.

HAEMONETICS CORPORATION

By:	/s/ Brian Concannon
Brian Concannon
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Brian Concannon his/her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him/her or in his/her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do any perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Concannon		June 1, 2012
Brian Concannon	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Christopher Lindop		June 1, 2012
Christopher Lindop	Vice President of Business Development
and Chief Financial Officer
(Principal Financial Officer)

/s/ Susan M. Hanlon		June 1, 2012
Susan M. Hanlon	Vice President Finance
(Principal Accounting Officer)

/s/ Richard J. Meelia		June 1, 2012
Richard J. Meelia	Chairman of the Board

/s/ Lawrence C. Best		June 1, 2012
Lawrence C. Best	Director

/s/ Paul M. Black		June 1, 2012
Paul M. Black	Director

/s/ Susan B. Foote		June 1, 2012
Susan B. Foote	Director

/s/ Ronald G. Gelbman		June 1, 2012
Ronald G. Gelbman	Director

/s/ Pedro P. Granadillo		June 1, 2012
Pedro P. Granadillo	Director

/s/ Mark W. Kroll		June 1, 2012
Mark W. Kroll	Director

/s/ Ronald L. Merriman		June 1, 2012
Ronald L. Merriman	Director